Exhibit 99.1

The Macerich Company Announces CEO Change

Tom O’Hern to Retire as Chief Executive Officer of The Macerich Company

Jackson Hsieh Named as Successor

SANTA MONICA, Calif., February 5, 2024 – The Macerich Company (NYSE: MAC) (the “Company”) today announced that Jackson Hsieh will become the President and Chief Executive of Macerich on March 1, 2024, following the retirement of Thomas O’Hern after 30 years of service to the Company. Mr. O’Hern will serve as an advisor to the Company through June 30, 2024, to ensure a smooth transition. Mr. Hsieh’s appointment as President and Chief Executive Officer follows an extensive search process by the Board with the assistance of Ferguson Partners, a prominent global executive recruitment firm.

Steven Hash, Chairman of the Board of Macerich said, “Jackson is a seasoned real estate executive, and he is an outstanding choice to succeed Tom. Most recently Jackson was the President & Chief Executive Officer of Spirit Realty Capital where he led the successful merger of Spirit with Realty Income Corporation through an all-stock transaction valued at an enterprise value of approximately $9.3 billion. The merger with Realty Income followed Spirit’s successful sale of $4.7 billion in non-core assets, including the spin-off of approximately $2.9 billion in assets into a separate publicly traded company and acquired over $6.2 billion in retail and industrial assets to create a high-quality diversified real estate portfolio. Prior to Spirit, Jackson spent over 25 years in Global Lodging and Real Estate Investment Banking having successful careers at a number of prestigious investment banks.”

“I am very pleased to welcome Jackson to Macerich” added Mr. O’Hern. “His decades of real estate experience, both as a REIT CEO and in investment banking, and his proven strategic vision coupled with an ability to lead an organization in a collaborative, culture-driven manner make him the right person to lead the Company going forward and create long term shareholder value.”

Mr. Hsieh commented “I am excited to be joining Macerich at this time in the robust retail leasing environment. I look forward to bringing my energy, enthusiasm and experience to Macerich’s outstanding real estate assets, people, and Board of Directors.”

Mr. O’Hern is retiring from Macerich after 30 years of service, most recently as Chief Executive Officer and previously as Chief Financial Officer. Mr. Hash commented, “Tom has provided strategic and tactical leadership for the Company, initially as its Chief Financial Officer from its formation in 1993 and its initial public offering in 1994. He helped grow the Company from $650 million in total market capitalization to over $10.5 billion today. His tenure as Chief Executive Officer, began in 2019 and he led the Company through the many challenges the COVID pandemic created for the Company and the mall sector and guided the Company to its subsequent return to pre-Covid levels of operating performance.”

Concurrent with Mr. O’Hern’s retirement, President Edward Coppola will also be retiring from the Company.

Mr. Hash noted, “Mr. Coppola has had a long and successful career at Macerich. His tenure with Macerich and its predecessor companies spans 46 years. A founding partner of the original Macerich Group which he joined in 1977, Mr. Coppola was an integral member of the IPO team in 1994 and he also led the acquisition of significant post IPO additions including the 2002 acquisition of The Westcor Company and the 2005 acquisition of The Wilmorite Company. Those two mergers dramatically changed the composition of the Company and the quality of its portfolio.

On behalf of the Board, I want to thank and commend Tom and Ed for their distinguished track records at the Company. Under their leadership, Macerich has densified and diversified its world-class portfolio of town-centers for the future, positioning the Company for long-term growth and success.

The Board and management will remain focused on ensuring Macerich’s centers are the locations of choice for retailers, delivering unique experiences for shoppers and enhanced value for stockholders. I want to express my appreciation of the incredibly strong management team and deep bench that has been put in place over the years and has helped drive strong post COVID results to key operating metrics of same-store NOI growth, occupancy, tenant sales and leasing volumes which have recovered to all-time highs.”

ABOUT MACERICH

Macerich is a fully integrated, self-managed and self-administered real estate investment trust (REIT). As a leading owner, operator and developer of high-quality retail real estate in densely populated and attractive U.S. markets, Macerich’s portfolio is concentrated in California, the Pacific Northwest, Phoenix/Scottsdale, and the Metro New York to Washington, D.C. corridor. Developing and managing properties that serve as community cornerstones, Macerich currently owns 46 million square feet of real estate consisting primarily of interests in 43 regional town centers. Macerich is firmly dedicated to advancing environmental goals, social good and sound corporate governance. A recognized leader in sustainability, Macerich has achieved a #1 Global Real Estate Sustainability Benchmark (GRESB) ranking for the North American retail sector for nine consecutive years (2015-2023). For more information, please visit www.Macerich.com.

Macerich uses, and intends to continue to use, its Investor Relations website, which can be found at investing.macerich.com, as a means of disclosing material nonpublic information and for complying with its disclosure obligations under Regulation FD. Additional information about Macerich can be found through social media platforms such as LinkedIn. Reconciliations of non-GAAP financial measures, including NOI and FFO, to the most directly comparable GAAP measures are included in the earnings release and supplemental filed on Form 8-K with the SEC, which are posted on the Investor Relations website at investing.macerich.com

INVESTOR CONTACT: Samantha Greening, Assistant Vice President, Investor

Relations, Samantha.Greening@macerich.com